Exhibit 10.3

TRANSITION SERVICES AGREEMENT

BETWEEN

CHESAPEAKE ENERGY CORPORATION

(as service provider)

and

CHESAPEAKE OILFIELD OPERATING, L.L.C.

(to be converted into SEVENTY SEVEN ENERGY INC.)

(as service receiver)

Dated June 25, 2014

i

Schedule A - Schedule of Services and Fees

Exhibit 4.1 - Payment Instructions

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with the Schedule hereto, this “Agreement”) is entered into as of June 25, 2014, by and between Chesapeake Energy Corporation, an Oklahoma corporation (“CHK”), and Chesapeake Oilfield Operating, L.L.C. (to be converted into Seventy Seven Energy Inc., an Oklahoma corporation) (“SSE”).

WHEREAS, the Board of Directors of CHK has determined that it would be appropriate and desirable for CHK to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $0.01 per share, of CHK all of the outstanding shares of common stock, par value $0.01 per share, of SSE owned by CHK;

WHEREAS, in order to effectuate the foregoing, CHK and SSE have entered into a Master Separation Agreement, dated as of the date hereof (the “Master Separation Agreement”), which provides, among other things, upon the terms and subject to the conditions thereof, for the separation of the respective businesses of CHK and SSE and the Distribution, and the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the foregoing; and

WHEREAS, in order to provide for an orderly transition under the Master Separation Agreement, it will be advisable for CHK to provide to SSE certain services described herein for a transitional period.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Services” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the preamble.

“CHK” has the meaning set forth in the preamble.

“Distribution” has the meaning set forth in the recitals.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“IT Guidelines” has the meaning set forth in Section 2.1(c).

“Master Separation Agreement” has the meaning set forth in the recitals.

“Schedule” means the Schedule attached hereto.

“Service Coordinator” has the meaning set forth in Section 2.2.

“Services” has the meaning set forth in Section 2.1(a).

“SSE” has the meaning set forth in the preamble.

“Tax” has the meaning set forth in Section 4.4.

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Master Separation Agreement.

ARTICLE II

SERVICES

Section 2.1 Services. (a) Upon the terms and subject to the conditions of this Agreement, CHK, acting directly and/or through its Affiliates and their respective employees, agents, contractors or independent third parties designated by any of them, agrees to use commercially reasonable efforts to provide or to cause to be provided services to the SSE Group as set forth in Schedule A (including any Additional Services provided in accordance with Section 2.3 hereof, all such services are collectively referred to herein as the “Services”).

(b) At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the SSE Group, and such Persons shall not be considered or deemed to be employees of any member of the SSE Group nor entitled to any employee benefits of SSE as a result of this Agreement. The responsibility of such Persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the applicable member of the SSE Group in connection therewith, and such Persons shall not be responsible for decision-making on behalf of any member of the SSE Group. Such Persons shall not be required to report to management of any member of the SSE Group nor be deemed to be under the management or direction of any member of the SSE Group. SSE acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services provided in accordance with Section 2.3 hereof) or otherwise expressly set forth in the Master Separation Agreement or an Ancillary Agreement, no member of the CHK Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the SSE Group.

(c) Notwithstanding anything to the contrary in this Agreement, CHK and members of the CHK Group shall not be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable law, contract, license, authorization, certification or permit, CHK’s Code of Business Conduct or other corporate governance policies, or CHK’s information technology security and data transfer guidelines (the “IT Guidelines”), as each may be amended from time to time.

(d) SSE acknowledges and agrees to abide by the IT Guidelines during the Term of this Agreement.

Section 2.2 Service Coordinators. Each party will nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Bryan Lemmerman (for CHK) and Gino DeMarco (for SSE) (or their designated delegates) for each of CHK and SSE, respectively. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; and any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution procedures set forth in Article V of the Master Separation Agreement. Each party hereto may treat an act of a Service Coordinator of the other party hereto which is consistent with the provisions of this Agreement as being authorized by such other party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act; provided, however, that no such Service Coordinator shall have authority to amend this Agreement. CHK and SSE shall advise each other promptly (in any case no more than three Business Days) in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such party in accordance with this Section 2.2.

Section 2.3 Additional Services. SSE may request additional Services (the “Additional Services”) from CHK by providing written notice to CHK, which CHK in its sole discretion may decline to provide. If CHK undertakes to provide the Additional Services, upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, CHK and SSE shall supplement in writing the Schedule hereto to include such Additional Services. Except where the context otherwise indicates or requires, any such Additional Services shall be deemed to be “Services” under this Agreement.

Section 2.4 Third Party Services. CHK shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder to the extent it reasonably determines it requires the use of third-party subcontractors in providing any such Service; provided, that CHK shall be responsible for the costs of such third-party contractor. If SSE requests services outside the scope of this agreement, then CHK shall have the right to hire third-party subcontractors and SSE will be responsible for the costs of such third-party subcontractors.

Section 2.5 Standard of Performance; Limitation of Liability. (a) The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when performed within the CHK organization (including, for this purpose, SSE and its subsidiaries) prior to the date of this Agreement. It is understood and agreed that CHK and the members of the CHK Group are not professional providers of the types of services included in the Services and that CHK personnel performing Services have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b) In the event CHK or any member of the CHK Group fails to provide, or cause to be provided, the Services in accordance with the standard of service set forth in Section 2.5(a) or Section 2.5(c), the sole and exclusive remedy of SSE shall be to object to any amounts invoiced for such Services in accordance with Section 4.2; provided that in the event CHK defaults in the manner described in clause (ii) of Section 7.1, SSE shall have the further rights set forth in Article VII.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY CHK OR ANY MEMBER OF THE CHK GROUP WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. SSE (ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER MEMBER OF THE SSE GROUP) HEREBY EXPRESSLY WAIVES ANY RIGHT SSE OR ANY MEMBER OF THE SSE GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY CHK OR ANY MEMBER OF THE CHK GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF CHK OR ANY MEMBER OF THE CHK GROUP OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND CHK SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF CHK OR ANY MEMBER OF THE CHK GROUP. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE CHK GROUP BE LIABLE TO THE SSE GROUP WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE SERVICE CHARGES PAID HEREUNDER BY THE SSE GROUP.

Section 2.6 Service Boundaries and Scope. (a) Except as provided in the Schedule for a specific Service: (i) CHK shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by any member of the CHK Group for any member of the SSE Group immediately prior to the Distribution Date; provided, however, that, to the extent any such Service is to be provided by an employee of CHK who works in the corporate headquarters of CHK, such Service shall, to the extent feasible, only be provided by such employee from the corporate headquarters of CHK; and (ii) the Services shall be available only for purposes of conducting the business of the SSE Group substantially in the manner it was conducted immediately prior to the Distribution Date.

(b) In providing, or causing to be provided, the Services, CHK shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees or third-party service providers; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (iii) make modifications to its existing systems or software, including renewing or extending any software license beyond its current term; (iv) provide any member of the SSE Group with access to any systems or software other than those to which it has authorized access immediately prior to the

Distribution Date and for which it is reasonably practical to segregate SSE Group data from CHK data; (v) pay any costs related to the transfer or conversion of data of any member of the SSE Group; (vi) administer SSE Group benefit plans; or (vii) facilitate or conduct audits by or for any regulatory agency, including, but not limited to, the United States Department of Labor. For the avoidance of doubt, the Services do not include any services required for or as the result of any business acquisitions, divestitures, start-ups or terminations by the SSE Group.

Section 2.7 Cooperation. CHK and SSE shall cooperate with one another and provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

Section 2.8 Transitional Nature of Services; Changes. Subject to Sections 2.3 and 2.5, the parties acknowledge the transitional nature of the Services and that CHK may make changes from time to time in the manner of performing the Services. SSE acknowledges (on its own behalf and on behalf of the other members of the SSE Group) that the employees of CHK or any other members of the CHK Group who may be assisting in the provision of Services hereunder are at-will employees and, as such, may terminate or be terminated from employment with CHK or any of the other members of the CHK Group providing Services hereunder at any time for any reason.

Section 2.9 Access. During the term of this Agreement and for so long as any Services are being provided to SSE by CHK, SSE will provide CHK and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to SSE and its employees, representatives, facilities and books and records as CHK and its representatives may reasonably require in order to perform such Services.

ARTICLE III

SERVICE CHARGES

Section 3.1 Compensation. Subject to the specific terms of this Agreement, the compensation to be received by CHK for each Service provided hereunder will include (i) a base fee of $310,000.00 monthly and (ii) the monthly fees set forth on the Schedule relating to the particular Service, subject to any escalation provided for on such Schedule. In consideration for the provision of a Service, each member of the SSE Group receiving such Service shall pay to CHK or, at the election of CHK, the member of the CHK Group providing such Service, the applicable fee for such Service as set forth on the attached Schedule.

ARTICLE IV

PAYMENT

Section 4.1 Payment. Except as otherwise provided in the Schedule for a specific Service, charges for Services shall be invoiced monthly by CHK or, at its option, the member of the CHK Group providing the Service. SSE shall make the corresponding payment no later than 60 days after receipt of the invoice. Unless otherwise provided in this Agreement, SSE shall remit funds in payment of invoices provided hereunder either by wire transfer or ACH (Automated Clearing House) in accordance with the payment instructions set forth in Exhibit 4.1. Each invoice shall be directed to the SSE Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail the Services rendered and the invoice amount for the Services rendered for the period covered by such invoice. Interest will accrue on any unpaid amounts at ten percent (10%) per annum (compounded monthly) or, if less, the maximum non-usurious rate of interest permitted by applicable law, until such amounts, together with all accrued and unpaid interest thereon, are paid in full. All timely payments under this Agreement shall be made without early payment discount. Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement. If CHK incurs any reasonable out-of-pocket expenses or remits funds to a third-party on behalf of SSE, in either case in connection with the rendering of Services, then CHK shall include such amount on its monthly invoice to SSE, with reasonable supporting documentation, and SSE shall reimburse that amount to CHK pursuant to this Section 4.1 as part of its next monthly payment.

Section 4.2 Payment Disputes. SSE may object to any invoiced amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to CHK within 60 days following the date of the disputed invoice. SSE shall timely pay the disputed items in full while resolution of the dispute is pending; provided, however, that CHK shall pay interest at a rate of five percent (5%) per annum (compounded monthly) on any amounts it is required to return to SSE upon resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article V of the Master Separation Agreement. Neither party (or any member of its respective Group) shall have a right of set-off against the other party (or any member of its respective Group) for billed amounts hereunder. Upon written request, CHK will provide to SSE reasonable detail and support documentation to permit SSE to verify the accuracy of an invoice.

Section 4.3 Review of Charges; Error Correction. CHK shall maintain accurate books and records (including invoices of third parties) related to the Services sufficient to calculate, and allow SSE to verify, the amounts owed under this Agreement. From time to time until 120 days following the termination of this Agreement, SSE shall have the right to review, and CHK shall provide access to, such books and records to verify the accuracy of such amounts, provided that such reviews shall not occur more frequently than once per calendar quarter. Each such review shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the operations of CHK. If, as a result of any such review, SSE determines that it overpaid any amount to CHK, then SSE may raise an objection pursuant to the provisions of Section 4.2. SSE shall bear the cost and expense of any such review. CHK shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges.

Section 4.4 Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of a member of the CHK Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which a member of the CHK Group is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to SSE as an explicit surcharge and shall be paid by SSE in addition to any Service fee payment, whether included in the applicable Service fee payment, or added retroactively. If SSE submits to CHK a timely and valid resale or other exemption certificate acceptable to CHK and sufficient to support the exemption from Tax, then such Tax will not be added to the Service fee payable pursuant to Article III; provided, however, that if a member of the CHK Group is ever required to pay such Tax, SSE will promptly reimburse CHK for such Tax, including any interest, penalties and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

Section 4.5 Records. CHK shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Services hereunder in accordance with its standard accounting practices and procedures, consistently applied. CHK shall retain such accounting records and make them available to SSE’s authorized representatives and auditors for a period of not less than one year from the close of each fiscal year of CHK; provided, however, that CHK may, at its option, transfer such accounting records to SSE upon termination of this Agreement.

ARTICLE V

TERM

Section 5.1 Term. Subject to Articles VI and VII, the CHK Group shall provide the specific Services to the SSE Group pursuant to this Agreement for the time period set forth on the Schedule relating to the specific Service. In accordance with the Master Separation Agreement and Article VI of this Agreement, SSE shall undertake to provide to itself and members of the SSE Group, and to terminate as soon as reasonably practicable, the Services provided to the SSE Group hereunder. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the SSE Group or a third-party service provider designated by SSE Group of all or any portion of the duties and obligations previously performed by CHK or a member of the CHK Group under this Agreement. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall commence upon the Distribution Date and shall continue in full force and effect between the parties for so long as any Service set forth in the Schedule hereto is being provided to SSE or members of the SSE Group and this Agreement shall terminate upon the cessation of all Services provided hereunder; provided that Articles I, IV, VIII, IX and XI and Section 2.5(c) will survive the termination of this Agreement and any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

ARTICLE VI

DISCONTINUATION OF SERVICES

Section 6.1 Discontinuation of Services. At any time after the Distribution Date, SSE may, without cause and in accordance with the terms and conditions hereunder and the Master Separation Agreement, request the discontinuation of one or more specific Services by giving CHK at least 30 days’ prior written notice; provided, however, that any such discontinuation will not affect the amounts payable to CHK hereunder unless the discontinued Services represent all of the remaining Services to be provided in the Schedule and then any amounts payable to CHK will be reduced only to the extent of the charges specifically identified in the Schedule. SSE shall be liable to CHK for all costs and expenses CHK or any member of the CHK Group remains obligated to pay in connection with any discontinued Service or Services, except in the case of a Service terminated by SSE pursuant to clause (ii) of the first sentence of Section 7.1 hereof.

Section 6.2 Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Articles I, IV, VIII, IX and XI and Section 2.5(c) of this Agreement shall survive such discontinuation or termination and any such termination shall not affect any obligation for the payment of Services rendered prior to termination. Each party and the applicable member(s) of its respective Group shall, within 60 days after discontinuation or termination of a Service, to the extent reasonably practicable, deliver to the other party and the applicable member(s) of its respective Group originals of all books, records, contracts, receipts for deposits and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service; provided that a party may retain copies of material provided to the other party pursuant to this Section 6.2 as it deems necessary or appropriate in connection with its financial reporting obligations or internal control practices and policies.

ARTICLE VII

DEFAULT

Section 7.1 Termination for Default. In the event (i) of a failure of SSE to pay for Services in accordance with the terms of this Agreement, or (ii) any party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement, then (1) if the non-defaulting party is CHK, CHK shall have the right, at its sole discretion, to immediately terminate the Service with respect to which the default occurred, and (2) if the non-defaulting party is SSE, SSE shall have the right, at its sole discretion, to immediately terminate the Service with respect to which the default occurred, in either case if the defaulting party has failed to cure the default within 30 days of receipt of the written notice of such default. SSE’s right to terminate this Agreement pursuant to this Article VII and the rights set forth in Section 2.5 shall constitute SSE’s sole and exclusive rights and remedies for a breach by CHK hereunder (including any breach caused by an Affiliate of CHK or other third party providing a Service hereunder).

ARTICLE VIII

INDEMNIFICATION AND WAIVER

Section 8.1 Waiver of Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR ANY LOST PROFITS OR REVENUES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT, THE MASTER SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT.

Section 8.2 Services Received.

SSE hereby acknowledges and agrees that:

(a) the Services to be provided hereunder are subject to and limited by the provisions of Section 2.5, Article VII and the other provisions hereof, including the limitation of remedies available to SSE that restricts available remedies resulting from a Service not provided in accordance with the terms hereof to non-payment and, in certain limited circumstances, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of SSE to a separate company as a result of the Distribution, and CHK and its Affiliates do not provide any such Services to non-Affiliates;

(c) it is not the intent of CHK and the other members of the CHK Group to render, nor of SSE and the other members of the SSE Group to receive from CHK and the other members of the CHK Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters; SSE shall not rely on, or construe, any Service rendered by or on behalf of CHK as such professional advice or opinions or technical advice; and SSE shall seek all third-party professional advice and opinions or technical advice as it may desire or need, and in any event SSE shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.5 and Article VII;

(d) with respect to any software or documentation within the Services, SSE shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to CHK’s agreement to provide the Services is the limitation of liability and the release provided by SSE in this Agreement.

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN, SSE SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD CHK, ANY MEMBER OF THE CHK GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING OUT OF OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OR GROSS NEGLIGENCE OF CHK, ANY MEMBER OF THE CHK GROUP OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF CHK OR ANY MEMBER OF THE CHK GROUP.

Section 8.3 Express Negligence. THE INDEMNITY, RELEASES AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING ARTICLES II AND VIII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality. SSE and CHK each acknowledge and agree that the terms of Section 6.11 of the Master Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one party to the other in connection with this Agreement. SSE and CHK each acknowledge and agree that any third party Information (to the extent such Information does not constitute CHK Books and Records) provided by any member of the SSE Group to any member of the CHK Group after the Distribution Date in connection with the provision of the Services by any member of the CHK Group, or generated, maintained or held in connection with the provision of the Services by any member of the CHK Group after the Distribution Date, in each case that primarily relates to the SSE Business, the SSE Assets, or the SSE Liabilities, shall not be considered Privileged Information of CHK or Confidential Information of CHK.

ARTICLE X

FORCE MAJEURE

Section 10.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance (and not involving any willful misconduct of such party), including acts of God, pandemics, floods, fire, earthquakes, labor or trade disturbances, strikes, war, acts of terrorism, civil commotion, electrical shortages or blackouts, breakdown or injury to computing facilities, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials or bad weather (a “Force Majeure Event”). SSE shall not be obligated to pay any amount for Services that it does not receive as a result of a Force Majeure Event (and the parties hereto shall negotiate reasonably to determine the amount applicable to such Services not received). In addition to the reduction of any amounts owed by SSE hereunder, during the occurrence of a Force Majeure Event, to the extent the provision of any Service has been disrupted or reduced, during such disruption or reduction, (a) SSE may replace any such affected Service by providing any such Service for itself or engaging one or more third parties to provide such Service at the expense of SSE and (b) CHK shall cooperate with, provide such information to and take such other actions as may be reasonably required to assist such third parties to provide such substitute Service.

Section 10.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

Section 10.3 Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, together with the documents referenced herein (including the Master Separation Agreement), constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Master Separation Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 11.2 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either party hereto, except with the prior written consent of the other party hereto.

Section 11.3 Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the parties hereto. Either party hereto may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.4 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party hereto as it shall have specified by like notice.

Section 11.5 Counterparts. This Agreement may be executed in counterparts and signature pages exchanged by facsimile, and each counterpart shall be deemed an original, but all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.6 Severability. If any term or other provision of this Agreement or the Schedule attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Oklahoma, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 11.8 Performance. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

Section 11.9 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties. The parties hereto agree that CHK (and any other member of the CHK Group which performs Services hereunder) is an independent contractor in the performance of Services for the SSE Group under this Agreement.

Section 11.10 Regulations. All employees of CHK and the members of the CHK Group shall, when on the property of SSE, conform to the rules and regulations of SSE concerning safety, health and security which are made known to such employees in advance in writing.

Section 11.11 Construction. This Agreement shall be construed as if jointly drafted by the parties hereto and no rule of construction or strict interpretation shall be applied against either party. In this Agreement, unless the context clearly indicates otherwise, words used in the singular include the plural and words used in the plural include the singular; and if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and the neuter. Unless the context otherwise requires, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the word “or” shall have the inclusive meaning represented by the phrase “and/or.” The words “shall” and “will” are used interchangeably in this Agreement and have the same meaning. Relative to the determination of any period of time hereunder, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.” All references herein to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference herein to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition. As used in this Agreement, the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement. The titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.12 Effect if Separation does not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the parties and neither party shall have any liability or further obligation to the other party under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Domenic J. Dell’Osso, Jr.
	Name:	Domenic J. Dell’Osso, Jr.
	Title:	Executive Vice President and Chief Financial Officer

CHESAPEAKE OILFIELD OPERATING, L.L.C. (to be converted into SEVENTY SEVEN ENERGY INC.)

By:	/s/ Cary D. Baetz
	Name:	Cary D. Baetz
	Title:	Chief Financial Officer